UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2010

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

6240 East Seltice Way Suite C, Post Falls, Idaho, USA 83854

(Address of principal executive offices)

208- 755-5374

(Registrant’s telephone number)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2010, Sam Nastat was appointed a member of the Board of Directors of the Company.  Following is a brief description of Mr. Nastat’s business experience.

Mr. Sam Nastat has been involved in the resource sector of capital markets for over 20 year.  He has experience with both oil and gas exploration and drilling as well as mineral exploration and development.  Mr. Nastat has 14 years’ experience as director of oilfield project development and has also been responsible for running the largest placer Gold operation in the U.S. (Tule Canyon Mine in Gold Point, Nevada).  From 1991 to 1996, Mr. Nastat worked as a consultant at Talon Trading Ltd and was responsible for arranging the purchase of bulk crude oil shipments from the Middle East as well as negotiating and securing many oil field equipment supply contracts.

In the late 1990’s, Mr. Nastat worked in International Settlements for Midland Walwyn and was in charge of reconciled U.S. and Euroclear transactions that were cleared through the department.  From 1997 to 2000, Mr. Nastat worked as a private client group consultant at Merrill Lynch, working with high net worth clients developing investment strategy in various areas.  During this time, Mr. Nastat was involved with IPO and new venture funding.  From 2000 to present, Mr. Nastat worked as vice president of project development and finance at Code America Investments LLC.  Through his work with Code America, Mr. Nastat has been involved in the financing of multiple exploration projects in Texas, Wyoming, and Alaska.

There are no family relationships between Mr. Nastat and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Nastat had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Lindsay Gorrill__________________

Lindsay Gorrill

President and Director

December 22, 2010